Exhibit 99.1

Therapeutics Acquisition Corp., Sponsored by RA Capital Management, L.P., Announces Pricing of Upsized $118 Million Initial Public Offering

Boston, MA – July 8, 2020 – Therapeutics Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 11,800,000 shares of Class A common stock at $10.00 per share. The shares will be listed on the Nasdaq Capital Market and trade under the ticker symbol “TXAC” beginning July 8, 2020. The Company expects the offering to be consummated on July 10, 2020.

The Company, sponsored by RA Capital Management, L.P., is led by Chairman and CEO Peter Kolchinsky PhD and CFO Matthew Hammond PhD. The Company is a blank check company formed for the purpose of effecting a business combination with one or more businesses in the healthcare industry.

Jefferies LLC is serving as the sole book runner for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,770,000 shares of Class A common stock at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10002, by telephone: 877-821-7388 or by email: Prospectus_Department@Jefferies.com.

Registration statements relating to these securities became effective on July 7, 2020.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

RA Capital Management, L.P.

Matthew Hammond

617-778-2540